EXHIBIT 99.1

CRUZANI Completes Recipe Food Co. Acquisition and is Approved for Trading Symbol Change

Alliance Strengthens Expansion Plans and Innovation

ATLANTA, Oct 2, 2018 (GLOBE NEWSWIRE) – CRUZANI, Inc. (OTC: UHLN), (formerly US Highland, Inc.) (the “Company” or “Cruzani”), a business development company that builds and acquires franchise concepts, as well as other food-related businesses throughout the United States and International markets, today announced that it has formally completed the closing of a definitive asset purchase agreement, completing the acquisition of a majority interest in Recipe Food Co. of Toronto (“Recipe Food Co.”). The Company believes that this arrangement will provide a stronger basis for growth and innovation. Recipe Food Co. will operate as a majority owned subsidiary of Cruzani, and Recipe Food Co. will continue to be led by its founder, Dee Gibson.

The Company also announced today that it has received approval from the Financial Industry Regulatory Authority (“FINRA”), effective today, for the change of the Company’s name from “US Highland, Inc.” to “Cruzani, Inc.” (the “Name Change”) and the change of the trading symbol for the Company’s common stock from “UHLN” to “CZNI” (the “Symbol Change”).

Cruzani Chief Executive Officer, Everett Dickson, commented, “Cruzani shareholders have three reasons to be delighted with this development. The first is that Dee Gibson is a respected entrepreneur in the food service sector, with a reputation for high-quality and creative execution. It is an honor for Cruzani that Dee Gibson has chosen to join forces with us. The second reason for shareholder satisfaction is that we believe the combination of our efforts will accelerate implementation of our ambitions in the quick-service restaurant field. The third reason is that FINRA’s approval for our trading symbol to become CZNI affords consistent implementation of our publicly-declared plans for corporate branding. The Cruzani corporate brand will be a source of pride for stakeholders and associates alike.” Mr. Dickson can be followed on Twitter via http://twitter.com/CruzaniCEO

Recipe Food Co. recently opened its first restaurant location, situated in the vibrant Trinity Bellwoods district of downtown Toronto, an area that Vogue Magazine described as “one of the coolest neighbourhoods in the world”. Ms. Gibson has been developing a plan to create gathering places for people to share wonderful fresh food with friends and family – where the lines between community, camaraderie and conviviality merge. The concept is premised on serving clean, uncomplicated, imaginative dishes that are both health-driven and delicious, no matter the patron’s dietary style. Dishes are comprised of wholesome ingredients, packed with flavor, feature seasonal vegetables, and yet are modernized. The goal is to reimagine traditional comforting recipes for today’s healthy approach to eating.

Ms. Gibson added, “The connection to Cruzani combines our efforts and resources for the purpose of reaching our shared goal faster. Together, we want to build a large and significant food industry enterprise that is respected and profitable. We want to be known for the best possible products and services to our customers with our highly creative concepts. We are already exploring our first QSR initiative! The details are still secret, but consultations are already underway to provide take-away and prepared options that will connect the consumers with “the power of real food”. With today’s agreement, we are adding forward-looking vision to the Cruzani business model for the benefit of both our shareholders and customers.” Recipe Food Co. can be followed on Instagram via http://www.instagram.com/recipefoodco/?hl=en

In March, 2018, CRUZANI also announced that it had acquired a health-conscious restaurant concept in the Atlanta area, which will offer consumers a healthy diverse menu made with fresh organic ingredients every day, from flatbread sandwiches, bowls, wraps, salads, and fresh proteins such as chicken, turkey, steak and falafel. All entrees are also available in pre-packaged “meal plans,” for take-out. It will be based in the Southeast.

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About Cruzani, Inc.

Cruzani, Inc., formerly US Highland, Inc., is a franchise development company that builds and acquires popular franchise concepts, and other food related businesses, throughout the United States and International markets. Our management team selects up and coming concepts with substantial growth potential. We bring fresh innovative brands to consumers that have great potential. All of our brands are unique in nature by focusing on niche markets with untapped potential for development. For more information visit www.CRUZANI.com

Cruzani maintains social media accounts for the purposes of SEC Fair Disclosure at www.CRUZANI.com/Cruzani-CEO-Blog, http://twitter.com/CruzaniCEO and http://www.facebook.com/Cruzani-2216678448562308

Safe Harbor Statement

This communication contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of US Highland, Inc and members of its management as well as the assumptions on which such statements are based.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully, and the ability to complete before-mentioned transactions.

The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

For More Information

Everett M. Dickson, CEO

everettmdickson@gmail.com

3500 Lennox Road, Suite 1500

Atlanta, GA 30309

(404) 419-2253

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